Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION: Brian Ketcham Vice President & Chief Financial Officer 402-827-6579	HALLIBURTON INVESTOR RELATIONS: Hala Elsherbini or Geralyn DeBusk 972-458-8000

Lindsay Corporation Reports Fiscal 2016 Fourth Quarter and Full Year Results

•    Total fourth quarter revenues increase 8% over prior year to $132.9 million

•    Fourth quarter Infrastructure revenues increase 24%

•    Gross margin for the quarter expands to 30.1%

OMAHA, Neb., October 13, 2016—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter ended August 31, 2016.

Fourth Quarter Results

Fourth quarter fiscal 2016 revenues were $132.9 million compared to revenues of $123.5 million in the prior year’s fourth quarter. Net earnings for the quarter were $7.8 million or $0.73 per diluted share compared with a net loss of $3.2 million or $0.28 per diluted share in the prior year.

Irrigation segment revenues for the quarter were $99.9 million, a 3 percent increase from $96.9 million in the prior year’s fourth quarter. U.S. irrigation revenues of $57.3 million increased 5 percent, reflecting an increase in irrigation system unit volume with comparable pricing to prior year, along with a modest increase in other irrigation component revenues. International irrigation revenues for the fourth quarter were $42.6 million, an increase of 1 percent over the same quarter last year, including a negative currency translation impact of 2 percent. Increased sales in certain international project-oriented markets were offset by declines in Brazil and other markets. Infrastructure segment revenues increased 24 percent to $33.0 million for the quarter due to an increase in Road Zipper System sales as well as higher unit volumes in road safety products.

Gross margin expanded to 30.1 percent of sales compared to 27.1 percent of sales in the prior year’s fourth quarter, due to improved margin in the infrastructure segment while irrigation segment margin was consistent with prior year. Strong infrastructure margin resulted from an increase in higher-margin Road Zipper System sales as well as improved product mix and volume leverage from road safety product sales.

Operating expenses decreased $2.7 million to $28.0 million compared to the fourth quarter of the prior fiscal year. The decrease resulted primarily from a $5.0 million bad debt charge in the prior year, offset by increased selling and new product development costs in the current year. Operating expenses were 21.0 percent of sales in the fourth quarter of fiscal 2016 compared with 24.8 percent of sales in the prior year period. Operating margins were 9.0 percent in the fourth quarter compared to 2.2 percent in the prior year period.

Cash and cash equivalents of $101.2 million at the end of the quarter were $37.9 million lower than the end of the prior fiscal year. The Company repurchased 688,790 shares for $48.3 million during fiscal 2016. There is $63.7 million that remains available under the Company’s share repurchase program.

The backlog of unshipped orders at August 31, 2016 was $50.7 million compared with $48.0 million at August 31, 2015.

Full Year Results

Total revenues for the year ended August 31, 2016 were $516.4 million, a decrease of 8 percent compared to $560.2 million in the same prior year period. Foreign currency translation as compared to the prior year reduced fiscal 2016 revenues by 3 percent. Net earnings were $20.3 million or $1.85 per diluted share compared with $26.3 million or $2.22 per diluted share in the prior year. The current year includes $13.0 million of environmental expenses which, on an after tax basis, reduced net earnings by $8.5 million, or $0.78 per diluted share.

Total irrigation segment revenues decreased 7 percent to $421.6 million from $451.2 million during the prior fiscal year. U.S. irrigation revenues of $262.2 million reflected a decline of 4 percent, while international irrigation revenues of $159.4 million reflected a decline of 10 percent, including a negative currency translation impact of 7 percent. Infrastructure segment revenues decreased 13 percent to $94.8 million, due primarily to the completion of the large Golden Gate Bridge project in the prior year. Increased Road Zipper System lease revenue and road safety product sales were offset by declines in tubing, rail and contract manufacturing revenue.

Outlook

Rick Parod, president and chief executive officer, commented, “We ended our fiscal year with improved fourth quarter performance in both Irrigation and Infrastructure. The irrigation market remains challenging as lower commodity prices and farm income continue to restrain demand for our irrigation products. In spite of these market conditions we have been able to improve gross margin levels and deliver solid operating income for the year. The Infrastructure segment continues to perform well as market activity reflects improving demand.”

Parod continued, “Estimated record production for both corn and soybeans from the fall harvest in the U.S. will continue downward pressure on commodity prices. Accordingly, we are not expecting any meaningful improvement in the overall irrigation market in fiscal 2017 and will continue to manage our cost structure while investing in productivity improvement and selected growth initiatives. The longer term drivers for our markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectations for growth.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2016 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 88075624. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At August 31, 2016 Lindsay had approximately 10.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended August 31,		Years ended August 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Operating revenues	$132,897	$123,540	$516,411	$560,181
Cost of operating revenues	92,951	90,075	367,798	403,860

Gross profit	39,946	33,465	148,613	156,321

Operating expenses:
Selling expense	11,012	10,186	41,973	40,516
General and administrative expense	12,494	16,991	56,419	52,261
Engineering and research expense	4,444	3,519	15,846	12,849

Total operating expenses	27,950	30,696	114,238	105,626

Operating income	11,996	2,769	34,375	50,695

Interest expense	(1,175)	(1,202)	(4,751)	(2,626)
Interest income	125	163	645	631
Other (expense) income, net	74	(1,201)	(981)	(1,949)

Earnings before income taxes	11,020	529	29,288	46,751

Income tax expense	3,212	3,710	9,021	20,442

Net earnings (loss)	$7,808	$(3,181)	$20,267	$26,309

Earnings (loss) per share:
Basic	$0.73	$(0.28)	$1.86	$2.23
Diluted	$0.73	$(0.28)	$1.85	$2.22

Shares used in computing earnings per share:
Basic	10,709	11,378	10,906	11,818
Diluted	10,740	11,418	10,930	11,855

Cash dividends declared per share	$0.290	$0.280	$1.130	$1.090

Lindsay Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except par values)	August 31, 2016	August 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$101,246	$139,093
Restricted cash	2,030	2,026
Receivables, net	80,610	74,063
Inventories, net	74,750	74,930
Deferred income taxes	15,349	15,807
Prepaid expenses	3,671	5,197
Other current assets	14,468	11,051

Total current assets	292,124	322,167

Property, plant and equipment, net	77,627	78,656
Intangible assets, net	47,200	51,920
Goodwill	76,803	76,801
Other noncurrent assets	5,811	6,924

Total assets	$499,565	$536,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$32,268	$38,814
Current portion of long-term debt	197	193
Other current liabilities	55,405	56,105

Total current liabilities	87,870	95,112

Pension benefits liabilities	6,869	6,569
Long-term debt	116,976	117,173
Deferred income taxes	13,263	18,971
Other noncurrent liabilities	23,020	10,083

Total liabilities	247,998	247,908

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,713	18,684
Capital in excess of stated value	57,338	55,184
Retained earnings	466,926	458,903
Less treasury stock	(277,238)	(228,903)
Accumulated other comprehensive loss, net	(14,172)	(15,308)

Total shareholders’ equity	251,567	288,560

Total liabilities and shareholders’ equity	$499,565	$536,468

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended August 31,
(in thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,267	$26,309
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,881	16,412
Asset write-down	—	270
Provision for uncollectible accounts receivable	(843)	5,840
Deferred income taxes	(5,755)	278
Share-based compensation expense	3,060	3,332
Other, net	89	4,665
Changes in assets and liabilities:
Receivables	(4,730)	10,902
Inventories	1,330	915
Other current assets	(1,047)	(3,984)
Accounts payable	(7,101)	(337)
Other current liabilities	(283)	(9,467)
Current taxes payable	(813)	(8,011)
Other noncurrent assets and liabilities	12,017	1,558

Net cash provided by operating activities	33,072	48,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,496)	(15,244)
Acquisition of business, net of cash acquired	—	(69,521)
Proceeds from settlement of net investment hedges	3,381	7,473
Payments for settlement of net investment hedges	(2,924)	(1,202)
Other investing activities, net	1,141	(1,091)

Net cash used in investing activities	(9,898)	(79,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	113	394
Common stock withheld for payroll tax withholdings	(712)	(1,706)
Proceeds from issuance of long-term debt	—	115,000
Principal payments on long-term debt	(193)	(112)
Issuance costs related to debt	—	(620)
Excess tax benefits from share-based compensation	53	611
Repurchase of common shares	(48,335)	(96,883)
Dividends paid	(12,244)	(12,772)

Net cash provided by (used) in financing activities	(61,318)	3,912

Effect of exchange rate changes on cash and cash equivalents	297	(5,758)

Net change in cash and cash equivalents	(37,847)	(32,749)
Cash and cash equivalents, beginning of period	139,093	171,842

Cash and cash equivalents, end of period	$101,246	$139,093

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